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                         CERTIFICATE OF AMENDMENT

                                  OF THE

                   RESTATED CERTIFICATE OF INCORPORATION

                                    OF

FINET HOLDINGS CORPORATION

     FINET HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:


     FIRST: That at a duly noticed and constituted meeting of the Board of

Directors of said corporation, the Board unanimously adopted the following resolutions:


     WHEREAS, this Board of Directors has determined that certain amendments to the Corporation's Restated Certificate of Incorporation are

advisable for the best interests of the corporation and that said amendments should be submitted to the shareholders for their consent and authorization as provided for by Section 228 of the General Corporation Law of the State of Delaware,


     NOW, THEREFORE, BE IT RESOLVED: That Article FOURTH of the Restated

Certificate of Incorporation of this corporation be amended to read as follows:


    "FOURTH: Capital Stock. The total number of shares which the

    Corporation shall have authority to issue is Forty Million One Hundred

    Thousand (40,100,000) shares, consisting of One Hundred

    Thousand(l00,000) shares of Preferred Stock, of the par value of one cent ($ .01) per share (hereinafter called "Preferred Stock"), and

    Forty Million (40,000,000) shares of C common stock of the par value of one cent ($.01) per share (hereinafter called "common stock")



     SECOND: That, pursuant to Section 228 of the General Corporation Law of the State of Delaware, the holders of a majority of the issued and outstanding shares of stock of the

             corporation entitled to vote, voted, via written consent, in favor of this amendment, as adopted, pursuant to resolution by the

        Board of Directors, and thus the necessary number of shares required by the statute were voted in favor of, and consented to,

        the amendments.

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     IN WITNESS WHEREOF, FINET HOLDINGS CORPORATION has caused this certificate to be signed by L. Daniel Rawitch, its Chief Executive Officer,

on this day January 27, 1997


             FINET HOLDINGS CORPORATION





By:        /s/ L. Daniel Rawitch

     L. Daniel Rawitch, CEO





Attest:   /s/ Jan Hoeffel

     Jan Hoeffel, Secretary



     I hereby acknowledge that the signing of this Certificate is my act and deed and the act and deed of the Corporation, and that the facts stated

herein are true.



     Executed under penalty of perjury on January 27, 1997.



                             L. Daniel Rawitch